NEWS RELEASE

FOR MORE INFORMATION CONTACT:                                                    Maecey Castle
Vice-President /
Director of Corporate Communications
541 686-8685

www.therightbank.com
E-mail:  banking@therightbank.com
FOR IMMEDIATE RELEASE

Pacific Continental Hires Ulrich to Lead Strategic Human Resource Activities
Experienced Human Resources Director Will Serve in Executive Management Role

EUGENE, OR, April 10, 2008 – Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, has hired Rachel L Ulrich, SPHR, as senior vice-president and human resources director. Ulrich will focus her efforts on strategic human resource activities for the company’s growing workforce of 275 employees in its three regional markets in Eugene, Portland and Seattle.

"Rachel’s exceptionally strong strategic leadership skills will enhance Pacific Continental’s human resource activities,” said Roger Busse, president and chief operating officer of Pacific Continental Bank. “As a growing, publicly-traded company operating in three of the northwest’s largest commercial markets, it is vital Pacific Continental strategically focuses on best-practices relating to the management of human resources. I have every confidence that Rachel’s leadership and background in and out of the banking industry will serve us well.”

Prior to joining Pacific Continental, Ulrich served twelve years as the executive vice-president and director of human resources for First Defiance Financial Corporation in Ohio, a $1.8 Billion bank, where she led the human resource expansion of the company through four acquisitions and substantial regional growth. Ulrich earned an Executive MBA from Bowling Green State University along with a Bachelor of Art’s degree in Organizational Management from Bluffton College. Prior to her banking career, Ulrich was HR director for a business graphics corporation. In 2001, she received her Senior Professional in Human Resource (SPHR) certification from the Society for Human Resource Management. Additionally, Ulrich served as a mediator for the Victim/Offender Reconciliation Program and continues to participate in a variety of civic activities.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-four years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from business and community organizations. Most recently, in February 2008, Oregon Business magazine recognized Pacific Continental as the top ranked financial institution to work for in the state, this recognition marks the eighth consecutive year Pacific Continental has been recognized as one of the Top 100 Companies to Work for In Oregon; In 2007, The Portland Business Journal recognized Pacific Continental as One of the Ten Most Admired Companies in Oregon, and – for the seventh consecutive year – the Seattle Times named Pacific Continental to its annual “Northwest 100” ranking of top publicly rated companies headquartered in the Pacific Northwest.

Pacific Continental Corporation's shares are listed on the NASDAQ Global Select Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

###